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                                                              Exhibit m(1)(A)(i)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380


         January 1, 2003

         Board of Trustees
         The GCG Trust
         7337 East Doubletree Ranch Road
         Scottsdale, Arizona 85258

         Re: Reduction in Fee Payable under The GCG Trust Rule 12b-1
             Distribution Plan

         Ladies and Gentlemen:

                  For the funds listed on Schedule A of The GCG Trust Rule 12b-1 Distribution Plan (the "Distribution Plan"), Directed Services, Inc. ("DSI") hereby waives a portion of the service fee payable to DSI under the Distribution Plan in an amount equal to 0.10% per annum on the average daily net assets attributable to Class A Shares of the funds listed on Schedule A for the period January 1, 2003 through and including December 31, 2003. This waiver shall terminate upon termination of the Distribution Agreement.

                  Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                   Sincerely,

                                                   /s/ Dave Jacobson

                                                   Dave Jacobson
                                                   Chief Compliance Officer, and
                                                   Executive Vice President

         Agreed and Accepted:
         The GCG Trust

         By: /s/ Robert S. Naka
             ---------------------------------
             Robert S. Naka
             Senior Vice President